FOR IMMEDIATE RELEASE Contact: Hank Rothwell
United Park City Mines Company
(435) 649-8011

Private Investor Group Enters into Stock Purchase Agreement
to Acquire United Park City Mines Company

PARK CITY, Utah (February 22, 2002) United Park City Mines Company (UPK:NYSE)

previously announced that it was exploring strategic alternatives for the creation of value for United Park City Mines Company ("UPCM") and its stockholders and that it had engaged Dresdner Kleinwort Wasserstein, Inc. as its financial advisor to analyze the financial alternatives available to UPCM. UPCM announced today that it and a group of its stockholders (the "selling stockholders") have signed a Stock Purchase Agreement with Capital Growth Partners LLC ("CGP"). CGP is comprised of Douglas Anderson, Gerry Jackson, Richard Dudley, Craig Masters and Will Lange. Mr. Anderson developed the 14,000-acre Wolf Creek Ranch in Wasatch County and has extensive commercial development and resort construction experience in the West. Messrs. Jackson, Dudley, and Masters are real estate developers based in Park City and Mr. Lange is the Realtor who manages sales and marketing for Wolf Creek Ranch.

CGP has agreed to acquire up to 100% of the outstanding stock of UPCM in a two-step transaction. As the first step, CGP will acquire approximately 1.8 million shares, or an approximately 56% stake, from the selling stockholders for $25 per share in cash or about $45.1 million. This initial acquisition is anticipated to close in the next four months, subject to satisfaction by CGP with its due diligence review of the Company and its properties. On or before, but subject to, the closing of this initial transaction, CGP has agreed to commence an unconditional tender offer to acquire all of the remaining shares of the Company at $25 less the pro rata per share expenses of the transaction. The selling stockholders and the holders of the remaining shares will net the same per share sale price for their shares after payment of transaction expenses.

UPCM has previously announced its plans to proceed with the development of the 1,655-acre Flagstaff Mountain Resort and the 1,700-acre Bonanza Mountain Resort projects. The Flagstaff Mountain Resort and Bonanza Mountain Resort are envisioned as extensions of the present Deer Valley Resort community. Flagstaff received master plan approval and was annexed into Park City in June 1999. Development of the first phase of the Flagstaff project is anticipated to commence this summer. Bonanza received master plan approval from Wasatch County in January, 2002. UPCM plans to continue implementing its business plan during the contract period, and CGP has stated its intention to continue the general business direction of UPCM after the closing.

Note: The statements contained in this news release that are not purely historical are forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and include UPCM's beliefs, expectations or intentions regarding its future operations and financial condition and the proposed transaction with CGP. All forward-looking statements included in this news release are made as of the date hereof and are based upon information available to UPCM as of such date. UPCM assumes no obligation to update any forward-looking statements. It is important to note that actual outcomes could differ materially from those in such forward-looking statements, and that UPCM may be unable to consummate the transactions described in this news release. Readers should also refer to the risk factors and other disclosures set forth in UPCM's filings with the Securities Exchange Commission on Form 10-KSB for its fiscal year ended December 31, 2000.

Additional Note: The announcement concerning the proposed tender offer is neither an offer to purchase nor a solicitation of an offer to sell securities. If the closing of the initial acquisition occurs, the offer will be made only through tender offer documents, copies of which will be filed with the SEC. Investors are urged to read carefully these relevant documents to be filed with the SEC because they will include important information.